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                                                                    EXHIBIT 99.1

                                                       Contacts: Robert A. Gunst
                                                               President and CEO
                                                                  (650) 615-6060
                                                             The Good Guys, Inc.

                                                               Kristen Malacarne
                                                              for First Ventures
                                                               Fleishman-Hillard
                                                                  (214) 665-1335


                          ORIGINAL "GOOD GUY" RETURNS:
            RON UNKEFER NAMED CHAIRMAN AND CEO OF THE GOOD GUYS! AND
                           TAKES 10% STAKE IN COMPANY

San Francisco (June 3, 1999) -- THE GOOD GUYS! (NASDAQ: GGUY) today announced that Ronald A. Unkefer, founder and former Chairman and Chief Executive Officer of THE GOOD GUYS!, will rejoin the Company and its Board of Directors on July 1, 1999, as Chairman and Chief Executive Officer. Unkefer will replace Robert
A. Gunst, who announced in April his resignation as President and CEO effective June 30, 1999.

     "The return of Ron Unkefer to THE GOOD GUYS! is an important milestone in the life of this Company," said Howard Lester, member of the Company's Board of Directors and Chairman and CEO of Williams Sonoma. "Ron's track record in this industry and with the THE GOOD GUYS! makes him uniquely qualified to assume the role of Chairman and CEO. In addition, his relationships in Silicon Valley and his experience in the Internet and technology arenas will enable him to bring an important new dimension to the Company's strategic plan and operations."

     "I am proud to rejoin THE GOOD GUYS! and excited about leading the
Company at such a challenging and promising time," said Unkefer. "We plan to leverage the broad-based recognition and high regard for THE GOOD GUYS! brand to reaffirm the Company's position at the forefront of consumer electronic retailing and return to the consistent growth and profitability it had historically achieved."
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     The Company also announced today that Unkefer is making approximately a
$4.7 million investment in the Company, purchasing from the Company 1,450,000 restricted shares of its common stock, representing ten percent of the Company's issued and outstanding shares, and acquiring warrants exercisable over a three-year period for an additional 1,435,000 shares of common stock.

     Unkefer founded THE GOOD GUYS! on July 1, 1973, opening the Company's original store in San Francisco. From 1973 until 1993, Unkefer served as Chairman and CEO, building the Company into the West Coast's most successful and profitable specialty retailer of consumer electronics. In 1986, Unkefer took the Company public. Unkefer retired from the position of CEO in January, 1993 to pursue full time his venture capital and broadcasting interests and continued to serve as Chairman of THE GOOD GUYS! until January 1996. Currently, Unkefer is Chairman of First Ventures, a venture capital fund investing in Internet and technology companies in Silicon Valley, and Chairman of First Broadcasting, an owner and developer of major market radio stations.

     THE GOOD GUYS! is a leading specialty retailer of consumer electronics, operating a total of 79 stores, 61 in California, nine in Washington, five in Oregon and four in Nevada, and marketing a broad range of high quality, name brand products. For more information on the Company, including news releases, employment opportunities, product information and store locations, visit THE GOOD GUYS! Internet home page at http://www.thegoodguys.com. THE GOOD GUYS! press releases are also available by fax through Company News-On-Call at 800-758-5804, extension 108403.

To the extent this news release contains forward-looking statements, such statements are subject to risks and uncertainties, including, but not limited to, increases in promotional activities of competitors, changes in consumer buying attitudes, the presence or absence of new products or product features in the Company's merchandise categories, changes in vendor support for advertising and promotional programs, changes in the Company's merchandise sales mix and economic conditions.


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